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                          AGREEMENT AND PLAN OF MERGER


                                      Among


                            BANCINSURANCE CORPORATION

                        BANCINSURANCE ACQUISITIONS, INC.

                                       and

                              WESTFORD GROUP, INC.





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                            Dated as of July 19, 1999


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of July 19, 1999, among BANCINSURANCE CORPORATION, an Ohio corporation ("Bancinsurance"), BANCINSURANCE ACQUISITIONS, INC., an Ohio corporation and a wholly owned subsidiary of Bancinsurance ("Acquisitions"), and WESTFORD GROUP, INC., an Ohio corporation ("Westford Group"). Westford Group and Acquisitions are hereinafter sometimes referred to as the "Constituent Corporations" and Acquisitions as the "Surviving Corporation."

                                    RECITALS

         A. Bancinsurance, Acquisitions and Westford Group desire that Westford Group merge with and into Acquisitions (the "Merger"), upon the terms and conditions set forth herein and in accordance with the Ohio General Corporation Law (the "Ohio Law") with the result that Acquisitions shall continue as the surviving corporation and the separate existence of Westford Group (except as it may be continued by operation of law) shall cease.

         B. Bancinsurance, Acquisitions and Westford Group desire that at the Effective Time (as hereinafter defined) all outstanding shares of the capital stock of Westford Group (the "Westford Common Stock") be converted into the right to receive a cash payment as provided herein.

         C. Bancinsurance, Acquisitions and Westford Group desire that, immediately after the Effective Time and solely as a result of the Merger, Bancinsurance will own all the issued and outstanding shares of the capital stock of the Surviving Corporation.

         D. The respective Boards of Directors of Bancinsurance, Acquisitions and Westford Group have approved the Merger.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the Ohio Law, Westford Group shall be merged with and into Acquisitions, the separate existence of Westford Group (except as it may be continued by operation of law) shall cease, and Acquisitions shall continue as the Surviving Corporation under the name "Westford Group, Inc."

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         SECTION 1.02 Effect of the Merger. Upon the effectiveness of the
Merger, the Surviving Corporation shall succeed to, and assume all the rights and obligations of, Westford Group and Acquisitions in accordance with the Ohio Law and the Merger shall otherwise have the effects set forth in Section 1701.82 of the Ohio Law.

         SECTION 1.03 Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Ohio a properly executed certificate of merger in accordance with the Ohio Law. The Merger shall be effective upon filing such certificate of merger with the Secretary of State of the State of Ohio (the "Effective Time").

         SECTION 1.04 Articles of Incorporation; Code of Regulations; Directors and Officers. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Acquisitions as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and as provided by the Ohio Law. The Code of Regulations of the Surviving Corporation from and after the Effective Time shall be the Code of Regulations of Acquisitions as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with the provisions thereof and the Articles of Incorporation of the Surviving Corporation and as provided by the Ohio Law. The initial directors and officers of the Surviving Corporation shall be the directors and officers of Acquisitions immediately prior to the Merger.

         SECTION 1.05 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporation, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.



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                                   ARTICLE II

                            CONVERSION OF SECURITIES

         SECTION 2.01 Conversion of Securities of Westford Group.

                  (a) Outstanding Shares. By virtue of the Merger and without any action on the part of the holders of the capital stock of Westford Group, at the Effective Time, all outstanding shares of Westford Group Common Stock (excluding shares held in the treasury of Westford Group, which shall be cancelled as provided in paragraph (b) below and shares held by Bancinsurance or Acquisitions, which shall be cancelled as provided in paragraph (c) below) shall be converted into the right to receive in cash $0.70 per share.

                  (b) Treasury Stock. Each share of capital stock that is held in the treasury of Westford Group shall be cancelled and retired and no cash or other consideration shall be paid or delivered in exchange therefor.

                  (c) Shares Held by Bancinsurance or Acquisitions. Each of the shares of Westford Common Stock held by Bancinsurance or Acquisitions, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         SECTION 2.02 Conversion of Acquisitions Common Stock. At the Effective Time, each share of Common Stock, without par value, of Acquisitions issued and outstanding immediately prior to the Effective Time shall remain outstanding and, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

         SECTION 2.03 Surrender and Exchange of Shares.

                  (a) At the Effective Time, each holder of an outstanding certificate or certificates that prior thereto represented shares of the capital stock of Westford Group shall surrender the same to Bancinsurance or its agent, and each such holder shall be entitled upon such surrender to receive in exchange therefor, without cost to it, cash as provided in Section 2.01 hereof, and the certificate or certificates so surrendered in exchange for such consideration shall forthwith be cancelled by Bancinsurance.

                  (b) If a certificate representing shares of the capital stock of Westford Group has been lost, stolen or destroyed, the holder of such certificate shall submit an affidavit describing the lost, stolen or destroyed certificate, the number of shares evidenced thereby and affirming the status of that certificate in lieu of surrendering such certificate to Bancinsurance, which shall deem such certificate cancelled; provided that Bancinsurance may require the holder of such certificate to provide Bancinsurance with a bond in such amount as Bancinsurance may direct as a condition to paying any consideration hereunder. Until so surrendered,




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the outstanding certificates that, prior to the Effective Time, represented shares of the capital stock of Westford Group that shall have been converted as aforesaid shall be deemed for all corporate purposes, except as hereinafter provided, to evidence the ownership of the consideration into which such shares have been so converted.

         SECTION 2.04. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of Westford Group that are outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares in favor of the approval and adoption of this Agreement and who shall have delivered a written demand for appraisal of such shares in the manner provided in Section 1701.85 of the Ohio Law ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.01 of this Agreement, but the holders of such shares shall be entitled to payment of the appraised value of such shares in accordance with the provisions of Section 1701.85 of the Ohio Law; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within ten (10) days after the Effective Time), or
(ii) if any holder fails to perfect or loses his appraisal rights as provided in
Section 1701.85 of the Ohio Law, or (iii) if any holder of Dissenting Shares fails to demand payment within the time period provided in Section 1701.85 of the Ohio Law, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in Section 2.01 of this Agreement, without any interest thereon. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting shareholders of Westford Group pursuant to the Ohio Law, shall be cancelled.

         SECTION 2.05 Closing of Stock Transfer Books. On and after the Effective Time, there shall be no transfers on the stock transfer books of Westford Group, Acquisitions, or Bancinsurance of shares of Westford Common Stock that were issued and outstanding immediately prior to the Effective Time.

         SECTION 2.06 Closing. The closing (the "Closing") shall be scheduled to occur at the offices of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, at 10:00 a.m. local time, as soon as practicable upon the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at the close of business on the date of closing (the "Closing Date").

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01 Representations and Warranties of Westford Group. Westford Group represents and warrants to Bancinsurance and Acquisitions as follows:



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                  (a) Organization and Qualification. Westford Group and its
wholly owned subsidiary, American Legal Publishing, Inc. ("ALP") (Westford Group and ALP are sometimes referred to herein as the "Companies"), are each corporations duly organized, validly existing and in good standing under the laws of the State of Ohio and have all requisite corporate power and authority to own or lease and operate their properties and assets and to carry on their business as is now being conducted. Each of the Companies is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of the Companies.

                  (b) Capitalization. The authorized capital stock of Westford Group consists of 2,000,000 shares of Westford Common Stock. As of the date of this Agreement, 1,434,202 shares of Westford Common Stock are issued and outstanding (65,496 shares of which are held as treasury shares), all of which were duly authorized and validly issued and are fully paid and nonassessable. The authorized capital stock of ALP consists of 750 shares of common stock, without par value (the "ALP Common Stock"). As of the date of this Agreement, 100 shares of ALP Common Stock are issued and outstanding, all of which are owned by Westford Group and which were duly authorized and validly issued and are fully paid and nonassessable. With the exception of a certain $50,000 convertible debenture issued to Bancinsurance and held by Acquisitions (the "Debenture"), Westford Group does not have any subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Westford Group authorized or outstanding and there is not any commitment of Westford Group to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Westford Group does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  (c) Authority Relative to Agreement. Westford Group has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Westford Group and the consummation by it of the transactions contemplated hereby have been duly authorized by Westford Group's Board of Directors. Except for shareholder approval, as provided herein, no other corporate approvals or proceedings on the part of Westford Group are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Westford Group and constitutes the legal, valid and binding obligation of Westford Group, enforceable against Westford Group in accordance with its terms. Westford Group's Board of Directors has by the requisite vote of all directors present at a meeting duly called for such purpose determined that this Agreement and the Merger is advisable and fair and in the best interests of Westford Group and its shareholders.

                  (d) Non-Contravention. The execution and delivery of this Agreement by Westford Group and the consummation by Westford Group of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Articles of Incorporation or Code



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of Regulations of either of the Companies or (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the business conducted by the Companies (the "Business") or to the Companies or their properties, or (iii) result in the creation or imposition of any Claim in favor of any third person or entity upon any of the assets of the Companies or the Business, other than any such violation, conflict, default, loss, termination or acceleration that would not have a material adverse effect on the properties, assets, financial condition, operating results or business of the Companies (a "Westford Material Adverse Effect").

                  (e) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Westford Group in connection with the execution and delivery of this Agreement by Westford Group or the consummation by Westford Group of the transactions contemplated hereby, except for (i) the filing of proxy statement for a special meeting of shareholders to vote on this Agreement (as provided herein), (ii) filing of a certificate of merger with the Secretary of State of the State of Ohio in accordance with the Ohio Law, and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Westford Material Adverse Effect or materially adversely affect the ability of Westford Group to consummate the transactions contemplated hereby or the ability of the Surviving Corporation to conduct the Business after the Effective Time.

                  (f) Financial Statements, Etc. All financial statements (the "Financial Statements") of the Companies (including any related schedules and/or notes, if any) have been prepared in accordance with GAAP consistent with prior periods. Such balance sheets fairly present in all material respects the financial position of the Companies as of their respective dates, and such statements of operations, stockholders' equity and cash flows fairly present in all material respects the results of operations of the Companies for the respective periods then ended, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of certain footnote disclosures.

                  (g) Absence of Certain Changes or Events. Except as otherwise disclosed in the Financial Statements, since December 31, 1998, neither of the Companies has (i) issued any stock, bonds or other corporate securities, (ii) borrowed or refinanced any amount or incurred any liabilities (absolute or contingent) in excess of $50,000, other than trade payables incurred in the ordinary course of business consistent with past practice, (iii) discharged or satisfied any claim in excess of $50,000 or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet of Westford Group as of December 31, 1998 and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (iv) declared or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens



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for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets, or cancelled any debts or claims, except in the ordinary course of business consistent with past practice or as otherwise contemplated hereby, (vii) sold, assigned or transferred any Intellectual Property Rights (as hereinafter defined) or other intangible assets, (viii) waived any rights of substantial value, whether or not in the ordinary course of business, (ix) except as otherwise provided in Section 5.03(f) below, entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, or increased the compensation or fringe benefits of any executive officer other than in the ordinary course of business consistent with past practices, or made any payment of a cash bonus to any director or officer or to any employee of, or consultant or agent to, Westford Group or made any other material change in the terms or conditions of employment, (x) announced any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement, (xi) eliminated the vesting conditions or otherwise accelerated the payment of any compensation, including any stock options, (xii) suffered any damage, destruction or loss to any of its assets or properties,
(xiii) made any change in its accounting systems, policies, principles or practices, or (xiv) made any loans to any person.

                  (h) Actions Pending. There is no action, suit, dispute, investigation, proceeding or claim pending or, to the best knowledge of Westford Group, threatened against or affecting the Companies, their properties or rights, or the Business, before any court, administrative agency, governmental body, arbitrator, mediator or other dispute resolution body, and Westford Group is not aware of any facts or circumstances which may give rise to any such action, suit, dispute, investigation, proceeding or claim, (ii) the Companies are not subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other governmental agency, and (iii) neither of the Companies has entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which it has any continuing obligation, which (in the case of each of clauses (i), (ii) and (iii) of this Section 3.01(h)) would have a Westford Material Adverse Effect or would affect the ability of Westford Group to consummate the transactions contemplated hereby, or the ability of Bancinsurance to conduct the Business after the Effective Time.

                  (i) Title to Properties. Westford Group or ALP, as appropriate, has good title to the properties and assets reflected on the most recent balance sheet of Westford Group other than non-material properties and assets disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet, and all such properties and assets are free and clear of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances (collectively "Claims"), except (i) liens for current taxes not yet due and (ii) minor imperfections of title, if any, not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the



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operations or proposed operations of Westford Group (collectively, the
"Permitted Liens"). Such properties and assets constitute all of the assets necessary to conduct the Business substantially in the same manner as it has been conducted prior to the date hereof.

                  (j) Real Property Interests. Westford Group owns no real property. ALP has good leasehold title to its office space located in Cincinnati, Ohio (the "Leased Premises"). ALP is the lawful owners of all improvements and fixtures located on the Leased Premises, free and clear of all Claims except for Permitted Liens. The lease relating to the Leased Premises is a valid and binding agreement, without any material default of ALP thereunder and, to the best knowledge of Westford Group, without any material default thereunder of the other party thereto, and such lease gives ALP the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the Business as it is currently being conducted.

                  (k) Intellectual Property Rights. The patents, trademarks and trade names, trademark and trade name registrations, servicemark, brandmark and brand name registrations and copyrights, the applications therefor and the licenses with respect thereto (collectively, the "Intellectual Property Rights") currently used by ALP constitute all material proprietary rights owned or held by Westford Group that are reasonably necessary to the conduct of the Business. The Companies conduct the Business without infringement or claim of infringement of any Intellectual Property Right of others and the conduct by the Surviving Corporation after the Effective Time of the Business, as it is currently conducted, will not infringe or misappropriate or otherwise violate the Intellectual Property Rights of any other person or constitute a breach or violation of any agreement relating to the Intellectual Property Rights. To the best knowledge of Westford Group, no person is challenging, infringing, misappropriating or otherwise violating any such Intellectual Property Rights or claiming that the conduct of the Business, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party.

                  (l) Labor Matters. The Companies are not and have not been a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any employees of the Companies. There are not any controversies between either of the Companies and any of such employees that might reasonably be expected to materially adversely affect the conduct of the Business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the best knowledge of Westford Group, threatened relating to the Business. To the best knowledge of Westford Group, there are no labor unions or other organizations representing or purporting to represent any employees of the Companies and there are not any organizational efforts currently being made or threatened involving any of such employees. The Companies are in compliance in all material respects with all laws and regulations or other legal or contractual requirements regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, conciliation agreements, decrees, judgments and awards relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except where failure to



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comply would not have a Westford Material Adverse Effect. The Companies are not
liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except where failure to comply would not have a Westford Material Adverse Effect.

                  (m) Severance Arrangements. Neither of the Companies is a party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving either of the Companies of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Companies' severance policies or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment, and neither of the Companies is a party to any employment agreement or compensation guarantee extending for a period longer than one year.

                  (n) Taxes. The Companies have (A) timely filed all Federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable with respect to the periods covered by the Tax Returns referred to in clause (A) without regard to whether such Taxes have been assessed (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Companies' most recent financial statements), (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Westford Group, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. No Federal, state, local or foreign Tax audits or other administrative proceedings or court proceedings are currently pending with regard to any Federal or material state, local or foreign Taxes for which Westford Group would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed or, to the best knowledge of Westford Group, threatened pursuant to such examination of Westford Group by such Federal, state, local or foreign taxing authority with respect to any period.

                           For purposes of this Agreement, "Taxes" shall mean
all Federal, state, local, foreign or other taxing authority income, franchise, sales, use, ad valorem, property, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  (o) Compliance with Law; Permits. The Companies are not in default in any material respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which Westford Group or any of its properties or assets is subject, except where such default would not have a Westford Material Adverse Effect. Copies of all material permits,




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authorizations, approvals, registrations, variances and licenses ("Permits")
issued to or used by the Companies in connection with the conduct of the Business have been provided to Bancinsurance; such Permits constitute all Permits necessary for the Companies to own, use and maintain their properties and assets or required for the conduct of the Business in substantially the same manner as it is currently conducted. Each Permit of the Companies is in full force and effect and no proceeding is pending, or, to the best knowledge of Westford Group, threatened, to modify, suspend, revoke or otherwise limit any of such Permits and no administrative or governmental actions have been taken or, to the best knowledge of Westford Group, threatened, in connection with the expiration or renewal of any of such Permits. To the best knowledge of Westford Group, the Companies will not be required, as a result of the consummation of the transactions contemplated hereby, to obtain or renew any Permits.

                  (p) Employee Benefit Plans. The Companies have provided Bancinsurance with copies of each employee benefit plan as defined in Section 3(3) of ERISA, or any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees (any of the foregoing being referred to as an "Employee Benefit Plan"). With respect to each Employee Benefit Plan of the Companies, the Companies have operated and currently operate such plan in material compliance with the plan documents and all applicable laws, including without limitation ERISA and the Code (including, but not limited to, Section 4980B thereof and the regulations thereunder).

                  (q) Environmental Matters. The Companies are in compliance in all material respects with all Federal, state or local statutes, ordinances, orders, judgments, rulings or regulations relating to environmental pollution or to environmental regulation or control. Neither of the Companies nor, to the best knowledge of Westford Group, any of the Companies' officers, employees, representatives or agents or any other person, have treated, stored, processed, discharged, spilled or otherwise disposed of any substance defined as hazardous or toxic by any applicable Federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by Westford Group, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in any material liability to Westford Group. To the best knowledge of Westford Group, no employee or other person has ever made a claim or demand against Westford Group based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof. Westford Group has not been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water.



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                  (r) Personal Property. All of the tangible personal property of the Companies is presently utilized by the Companies in the ordinary course of business and is in good repair, ordinary wear and tear excepted.

                  (s) Contracts. The Companies have provided to Bancinsurance lists all contracts and arrangements to which either of the Companies is a party or by which it is bound and which are material to the conduct of the Business or to the financial condition or results of operations of the Companies. Each such contract or agreement is a valid and binding agreement, without any material default of either of the Companies thereunder and, to the best knowledge of Westford Group, without any material default thereunder of the other party thereto. Westford Group has not received notice of any cancellation or termination of, or of any threat to cancel or terminate, any such contracts or agreements where such cancellation or termination would have a Westford Material Adverse Effect.

                  (t) Insurance. All policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Companies for events or occurrences arising or taking place in the case of occurrence type insurance, and for claims made and/or suits commenced in the case of claims-made type insurance are in full force and effect, and provide insurance in such amounts and against such risks as is customary for companies engaged in similar businesses to protect the employees, properties, assets, businesses and operations of the Companies. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby, except by reason of an insurer's assessment of Bancinsurance or the conduct of the Business after the Effective Time. There are no pending or threatened claims under any insurance policy, the outcome of which would have a Westford Material Adverse Effect.

                  (u) Pending Transactions. Except for this Agreement and the transactions contemplated hereby, Westford Group is not a party to or bound by any agreement, negotiation, discussion, commitment or undertaking with respect to a merger or consolidation with, or an acquisition of all or substantially all of the property and assets of, any other corporation or person or the sale, lease or exchange of all or substantially all of its properties and assets to any other person.

                  (v) Claims Against Officers and Directors. To the best knowledge of Westford Group, there are no pending or threatened claims against any director, officer, employee or agent of the Companies or any other person which could give rise to any claim for indemnification against the Companies.

                  (w) Customers. Westford Group has provided Bancinsurance information concerning the largest clients/customers of the Business ("Major Customers"). Since December 31, 1998, there has not been any adverse change in the business relationship, and there has been no material dispute, between the Companies and any Major Customer and there are no indications that any Major Customer intends to reduce its purchases from the Companies

                  (x) Improper and Other Payments. To the best of Westford Group's knowledge, neither of the Companies nor any director, officer, employee, agent or representative of the Companies, nor any person acting on behalf of any of them, has (i) made, paid or received any bribes, kickbacks or other similar payments to or from any person, whether lawful or unlawful, (ii) made any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) made any improper foreign payment (as defined in the Foreign Corrupt Practices Act).

                  (y) Brokers. The Companies have not used any broker or finder in connection with the transactions contemplated hereby, and the Companies shall not be liable for or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Westford Group in connection with any of the transactions contemplated by this Agreement.

                  (z) Accounts Receivable and Advances. (i) Each account receivable of Westford Group (collectively, the "Accounts Receivable") represents a sale made in the ordinary course of business other than to affiliates and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and Westford Group has performed all of its obligations to produce the goods or perform the services to which such Accounts Receivable relates, and (ii) to the best of knowledge of Westford Group, no Accounts Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof, in an amount individually or in the aggregate that would have a Westford Material Adverse Effect.

                  (aa) Reports. Since December 31, 1993, Westford Group has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, and Forms 8-K, or (ii) other regulatory authorities, including any applicable state securities authority (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Westford Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (bb) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Westford Group to Bancinsurance in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         SECTION 3.02 Representations and Warranties of Bancinsurance. Bancinsurance represents and warrants to Westford Group as follows:

                  (a) Organization and Qualification. Bancinsurance is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Bancinsurance is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of Bancinsurance and its subsidiaries, taken as a whole (a "Bancinsurance Material Adverse Effect"). Bancinsurance owns beneficially and of record all the issued and outstanding capital stock of Acquisitions, free and clear of all Claims.

                  (b) Authority Relative to Agreements. Bancinsurance has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Bancinsurance and the consummation by Bancinsurance of the transactions contemplated hereby have been duly authorized by the Board of Directors of Bancinsurance, no other corporate approvals or proceedings on the part of Bancinsurance are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Bancinsurance and constitutes the legal, valid and binding obligation of Bancinsurance, enforceable against Bancinsurance in accordance with its terms. Bancinsurance's Board of Directors has by the unanimous written consent of all directors determined that this Agreement and the Merger is advisable and fair and in the best interests of Bancinsurance and its shareholders.

                  (c) Non-Contravention. The execution and delivery of this Agreement by Bancinsurance and the consummation by Bancinsurance of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Articles of Incorporation or Code of Regulations of Bancinsurance, (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancinsurance or any of its subsidiaries or their respective properties, or (iii) result in the creation or imposition of any Claim in favor of any third person or entity upon the assets of Bancinsurance or any of its subsidiaries, other than any such violation, conflict, default, loss, termination or acceleration that would not have a Bancinsurance Material Adverse Effect or materially adversely affect the ability of Bancinsurance to consummate the transactions contemplated hereby or to conduct the Business after the Effective Time.

                  (d) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Bancinsurance in connection with the execution and delivery of this Agreement by Bancinsurance or the consummation by Bancinsurance of the transactions contemplated hereby, except for (i) any necessary filings pursuant to Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated by the SEC thereunder, (ii) the filing of a certificate of merger with the Secretary of State of the State of Ohio in accordance with the Ohio Law, (iii) any consents, licenses, permits, franchises or other governmental authorizations pertaining to the Business that are required as a result of the consummation of the transactions contemplated hereby, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Bancinsurance Material Adverse Effect or materially adversely affect the ability of Bancinsurance to consummate the transactions contemplated hereby or to conduct the Business after the Effective Time.

                  (e) Actions Pending. There is no action, suit, dispute, investigation, proceeding or claim pending or, to the best knowledge of Bancinsurance, threatened against or affecting Bancinsurance or any of its subsidiaries, or their respective properties or rights, before any court, administrative agency, governmental body, arbitrator, mediator or other dispute resolution body that would have a Bancinsurance Material Adverse Effect or would affect the ability of Bancinsurance or Acquisitions to consummate the transactions contemplated hereby, or the ability of Bancinsurance or the Surviving Corporation to conduct the Business after the Effective Time, and Bancinsurance is not aware of any facts or circumstances which may give rise to any of the foregoing. Bancinsurance is not subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other governmental agency. Bancinsurance has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Bancinsurance has any continuing obligation.

                  (f) Brokers. Neither Bancinsurance nor any of its subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and neither Bancinsurance nor any of its subsidiaries has or shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Bancinsurance or any of its subsidiaries in connection with any of the transactions contemplated by this Agreement.

                  (g) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Bancinsurance to Westford Group in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         SECTION 3.03 Representations and Warranties of Acquisitions. Acquisitions represents and warrants to Westford Group as follows:

                  (a) Organization and Qualification. Acquisitions is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Acquisitions is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of Acquisitions.

                  (b) Capitalization. The authorized capital stock of Acquisitions consists of 850 shares of common stock, without par value. As of the date hereof, 100 shares of common stock are issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned of record and beneficially by Bancinsurance, and no shares of common stock are held in the treasury of Acquisitions. Acquisitions has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Acquisitions, any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

                  (c) Authority Relative to Agreement. Acquisitions has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquisitions and the consummation by Acquisitions of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisitions and by Bancinsurance as its sole shareholder, and no other corporate approvals or proceedings on the part of Acquisitions are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisitions and constitutes the legal, valid and binding obligation of Acquisitions, enforceable against Acquisitions in accordance with its terms.

                  (d) Non-Contravention. The execution and delivery of this Agreement by Acquisitions and the consummation by Acquisitions of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Articles of Incorporation or Code of Regulations of Acquisitions or (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisitions or its properties, other than any such violation, conflict, default, loss, termination or acceleration that would not materially adversely affect the ability of Acquisitions to consummate the transactions contemplated hereby.

                  (e) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Acquisitions in connection with the execution and delivery of this Agreement by Acquisitions or the consummation by Acquisitions of the transactions contemplated hereby, except for (i) the filing of a certificate of merger with the Secretary of State of the State of Ohio in accordance with the Ohio Law,
(ii) any consents, licenses, permits, franchises or other governmental authorizations pertaining to the Business that are required as a result of the consummation of the transactions contemplated hereby, and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Acquisitions to consummate the transactions contemplated hereby.

                  (f) Other Matters. Acquisitions has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Acquisitions has not conducted any business activities and does not have any material liabilities or obligations.

                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.01 Conduct of Westford Group's Business. Westford Group covenants and agrees that, prior to the Effective Time, unless Bancinsurance shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

                  (a) The Business shall be conducted only in, and neither of the Companies shall take any action except in, the ordinary course of business consistent with past practice and the Companies shall use their best efforts to preserve intact its present business organization, keep available the services of its current officers and employees, maintain its assets (other than those permitted to be disposed of hereunder) in good repair and condition, maintain its books of account and records in the usual, regular and ordinary manner, and preserve its goodwill and ongoing business;

                  (b) The Companies shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any property or assets (including Intellectual Property Rights) of the Companies, except inventory and immaterial assets in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Articles of Incorporation or Code of Regulations of either of the Companies; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this subsection (b);

                  (c) Neither of the Companies shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets, or modify the terms or any outstanding options, warrants or rights to acquire the Companies' capital stock; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any material amount of assets; (iii) incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practices, or refinance any such indebtedness or issue or sell any debt securities; (iv) enter into or modify any material contract, lease, agreement or commitment, or permit or perform any act that would cause a material breach of any such contract, lease, agreement or commitment; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims; (vi) discharge or satisfy any material Claim or settle or compromise any material claim, action, suit or proceeding pending or threatened against the Companies or, if the Companies may be liable or obligated to provide indemnification, against the Companies' directors or officers, before any court, governmental agency or arbitrator; (vii) make any loans, advances or capital contributions to or investments in, any other person, except as may be required under agreements in effect and upon prior notice to Bancinsurance; (viii) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or ownership of the Companies; or (ix) violate or fail to perform, in any material respect, any obligation imposed upon the Companies by any applicable laws, orders or decrees, ordinances, government rules or regulations or conciliation agreements where such violation or failure would have a Westford Material Adverse Effect;

                  (d) The Companies shall not grant any increase in the salary or other compensation of its directors, officers or employees not otherwise contemplated by Section 5.03(f), except, in the case of employees who are not directors or executive officers of the Companies, reasonable salary increases in the ordinary course of business consistent with past practice, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Companies;

                  (e) The Companies shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Companies or to increase the benefits payable under its severance or termination pay practices;

                  (f) The Companies shall not adopt or amend, in any material respect, any plan for the benefit or welfare of any directors, officers or employees, except as contemplated hereby or as may be required by applicable law or regulation; and

                  (g) Each of the Companies shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 4.01, to maintain its relationships with its suppliers and customers, clients, and others having business dealings with it, and if and as requested by Bancinsurance or Acquisitions, (i) Westford Group shall use its best efforts to make reasonable arrangements for representatives of Bancinsurance or Acquisitions to meet with customers and suppliers of the Companies, and (ii) the Companies shall schedule, and the management of the Companies shall participate in, meetings of representatives of Bancinsurance or Acquisitions with employees of the Companies.

         SECTION 4.02 Shareholder Approval; Etc. As soon as reasonably practicable after execution of this Agreement, Westford Group shall call a shareholders' meeting, to be held as soon as reasonably practicable for the purpose of voting upon approval of this Agreement and file a Proxy Statement with the SEC, and shall furnish all information concerning it and the holders of its capital stock as Bancinsurance may reasonably request in connection with such action. The Board of Directors of Westford Group shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to Westford Group's shareholders the approval of this Agreement.

         SECTION 4.03 Access to Information.

                  (a) Each of Bancinsurance and Westford Group shall, and shall cause its respective subsidiaries, officers, directors, employees, representatives, advisors and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives, advisors and agents of the other party complete access at all reasonable times to its officers, employees, agents, properties, books, records and workpapers, and shall furnish each other party all financial, operating and other information and data as Bancinsurance or Westford Group, through its officers, employees or agents, may reasonably request and shall promptly furnish to the other monthly operating and financial reports in such form as Bancinsurance or Westford Group shall reasonably request.

                  (b) Westford Group, at least three business days prior to the Effective Date, shall deliver to Bancinsurance a list setting forth the names and locations of each bank or other financial institution at which Westford Group has an account (giving the account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, now holding powers of attorney or comparable delegation of authority from Westford Group and a summary statement thereof.

                  (c) Each of Bancinsurance and Westford Group shall, and shall cause its respective officers, directors, employees, representatives, advisors and agents to, afford the officers, employees, representatives, advisors and agents of the other party with access to such information concerning Bancinsurance or Westford Group as may be necessary for each party to ascertain the accuracy and completeness of the information supplied by Bancinsurance or Westford Group.

                  (d) If this Agreement is terminated, each of the parties hereto shall, and shall cause its officers, employees, representatives, advisors and agents to, destroy or deliver to the other party all confidential documents, work papers and other materials, and all copies thereof, obtained by it or on its behalf from such other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution and delivery hereof.

                  (e) Each of the parties hereto and its officers and employees shall not disclose or use any information so obtained, except as required by applicable law or legal process or by any applicable rules or regulations of a national securities exchange or the NASD upon the advice of counsel, without the prior written consent of the other party; provided that any such information may be disclosed to a party's financial advisors, accountants, counsel and other representatives, as may be appropriate or required in connection with the transactions contemplated hereby, but only if such persons shall be specifically informed by such party of the confidential nature of such information and agree to comply with the restrictions contained herein. The agreements contained in this Section 4.03(e) do not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a receiving party or its representatives, (ii) was known to the receiving party on a non-confidential basis prior to its receipt, (iii) becomes available to a party on a non-confidential basis from a source not bound by any duty of confidentiality to the other party or (iv) is independently developed by a receiving party without reference to any confidential information.

                  (f) No investigation pursuant to this Section 4.03 shall affect, add to, or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

         SECTION 4.04 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings; provided that the foregoing shall not require Bancinsurance to agree to make, or to permit Westford Group to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

         SECTION 4.05 Inquiries and Negotiations. Neither Westford Group nor any of its affiliates, directors, officers, employees, representatives, advisors or agents, shall, directly or indirectly, encourage, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, other than Bancinsurance and its affiliates, representatives and agents, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving Westford Group or any division of Westford Group (such transactions being hereinafter referred to as "Alternative Transactions"). Westford Group shall immediately notify Bancinsurance if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Westford Group in respect of an Alternative Transaction, and shall, in any such notice to Bancinsurance, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Bancinsurance informed of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Westford Group shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Westford Group is a party.

         SECTION 4.06 Notification of Certain Matters. Westford Group shall give prompt notice to Bancinsurance and Acquisitions, and Bancinsurance and Acquisitions shall give prompt notice to Westford Group, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of Westford Group, Bancinsurance or

Acquisitions, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

         SECTION 4.07 Employee Matters. Except as otherwise expressly agreed to by Bancinsurance or Acquisitions, Westford Group acknowledges and understands that nothing in this Agreement shall be deemed to create any employment status other than employment at will for any Westford Group employees. Employees who continue as employees of the Surviving Corporation shall be entitled to participate in all employee benefit plans maintained by Bancinsurance or the Surviving Corporation for employees of the Surviving Corporation generally. It being understood and agreed, however, that nothing in this Section 4.07 shall require Bancinsurance (i) to provide or continue for the benefit of any employees any Plan currently maintained by Westford Group, or (ii) to maintain the organizational structure of the Business as in effect on the date hereof.

                                    ARTICLE V

                            CONDITIONS TO THE MERGER

         SECTION 5.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Westford Group;

                  (b) the conversion option in the Debenture shall have been exercised by Acquisitions in full; and

                  (c) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby.

         SECTION 5.02 Conditions to the Obligation of Westford Group to Effect the Merger. The obligation of Westford Group to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) Bancinsurance shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time;

                  (b) the representations and warranties of Bancinsurance contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Effective Time as if made at and as of such date, except to the extent any such representation or warranty is expressly made as of the date hereof or as of a specified date prior to the date hereof, in which case such representation or warranty shall have been true and correct as of such date; and

                  (c) Westford Group shall have received a certificate from the Chief Executive Officer of Bancinsurance, dated as of the Effective Time, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

         SECTION 5.03 Conditions to the Obligation of Bancinsurance and Acquisitions to Effect the Merger. The obligation of Bancinsurance and Acquisitions to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) Westford Group shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time;

                  (b) the representations and warranties of Westford Group contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Effective Time as if made at and as of such date, except to the extent any such representation or warranty is expressly made as of the date hereof or as of a specified date prior to the date hereof, in which case such representation or warranty shall have been true and correct as of such date;

                  (c) Bancinsurance shall have received a certificate from the Chief Executive Officer and the Chief Financial Officer of Westford Group, dated as of the Effective Time, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

                  (d) Bancinsurance shall have received from Westford Group the Financial Statements, in form and in substance reasonably satisfactory to Bancinsurance;

                  (e) Bancinsurance shall have completed its financial due diligence review of all the assets, liabilities, net worth, revenues, expenses, profitability and financial condition of Westford Group. This condition shall be deemed to have been satisfied on the close of business on the day which is 30 business days after the date of the receipt of the last of the Financial Statements, unless, prior to such time, Bancinsurance has notified Westford Group that it is not satisfied with the results of its financial due diligence review because such review disclosed one or more conditions with respect to the assets, liabilities, net worth, revenues, expenses, profitability or financial condition of Westford Group which, taken as a whole, is materially different than the same were previously represented to Bancinsurance. If Bancinsurance so notifies Westford Group, Westford Group shall have an additional period of five business days to permit it to cure the defect, if it is so curable, to the reasonable satisfaction of Bancinsurance. If

Westford Group cures such defect within such period and Bancinsurance acknowledges its satisfaction in writing, this condition shall be deemed to have been satisfied; and

                  (f) Westford Group shall have paid (i) all bonuses payable to Westford Group's directors and officers that are accrued on Westford Group's books and records immediately prior to the Effective Time and (ii) a bonus/honorarium to certain of Westford Group's directors in an amount not to exceed $25,000 in the aggregate.

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

         SECTION 6.01 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Westford Group:

                  (a) by mutual action of the Boards of Directors of Bancinsurance and Westford Group;

                  (b) by Westford Group, if the conditions set forth in Sections
5.01 and 5.02 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Bancinsurance and Acquisitions on or before December 31, 1999; or

                  (c) by Bancinsurance or Acquisitions, if the conditions set forth in Sections 5.01 and 5.03 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Westford Group on or before December 31, 1999; or

                  (d) by Bancinsurance or Westford Group (i) if there has been a material breach of a representation or warranty made by the other party the effect of which is a Westford Material Adverse Effect or a Bancinsurance Material Adverse Effect, as the case may be, or (ii) if there has been a breach by the other party in any material respect of the covenants set forth in this Agreement which by its nature cannot be cured or eliminated.

         SECTION 6.02 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 6.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except as follows: (i) the obligations imposed by Sections 4.03(d) and 4.03(e) hereof shall survive the termination, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

                                   ARTICLE VII

                                 INDEMNIFICATION

                  (a) Westford Group agrees to indemnify Bancinsurance and Acquisitions against, and agrees to hold each of them harmless from, any and all losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees) (the "Losses"), incurred or suffered by them relating to or arising out of or in connection any material breach of or any material inaccuracy in any representation or warranty made by Westford Group in this Agreement or any document delivered by Westford Group at the Closing.

                  (b) Bancinsurance agrees to indemnify Westford Group against, and agrees to hold it harmless from, any and all Losses, incurred or suffered by it relating to or arising out of or in connection with any material breach of or any material inaccuracy in any representation or warranty made by Bancinsurance or Acquisitions in this Agreement or any document delivered by Bancinsurance or Acquisitions at the Closing.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the parties shall not survive the Effective Time.

         SECTION 8.02 Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, neither Westford Group, on the one hand, and Bancinsurance and Acquisitions, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts and Bancinsurance shall pay all such fees and expenses incurred by Acquisitions. Westford Group, on the one hand, and Bancinsurance and Acquisitions, on the other hand, shall indemnify the other and hold it harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

         SECTION 8.03 Publicity; Confidentiality. Westford Group and Bancinsurance agree that this Agreement and the exchange of information pursuant thereto is confidential and they will not disclose or issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that Westford Group or Bancinsurance may make such public disclosure that it believes in good faith to be required by law or any applicable rules and regulations of a national securities exchange or the NASD (in which event such party shall consult with the other prior to making such disclosure).

         SECTION 8.04 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.05 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, and shall be deemed given upon receipt, as follows:

         If to Bancinsurance or Acquisitions to:

                  BANCINSURANCE CORPORATION
                  20 E. Broad St., 4th Floor
                  Columbus, OH 43215
                  Fax Number:  614-228-5419
                  Attention: Si Sokol

         If to Westford Group, to:

                  WESTFORD GROUP, INC.
                  20 E. Broad St., 4th Floor
                  Columbus, OH 43215
                  Fax Number:  614-228-5419
                  Attention: Si Sokol

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

         SECTION 8.06 Waivers. Westford Group, on the one hand, and Bancinsurance and Acquisitions, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         SECTION 8.07 Amendments, Supplements, Etc. At any time, this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all of the parties hereto.

         SECTION 8.08 Entire Agreement. This Agreement and its schedules and exhibits, and the documents to be executed or delivered at the Effective Time in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. As used herein, the "best knowledge" or "awareness" as to Westford Group shall refer to the actual knowledge of each director and executive officer of Westford Group after due inquiry.

         SECTION 8.09 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws principles.

         SECTION 8.10 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 8.11 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

         SECTION 8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         SECTION 8.13 Variation and Amendment. This Agreement may be varied or amended at any time before or after the approval and adoption of this Agreement by the shareholders of Westford Group by action of the respective Boards of Directors of Westford Group, Bancinsurance and Acquisitions, without action by the shareholders thereof, provided that after approval and adoption of this Agreement by Westford Group's shareholders no such variance or amendment shall, without consent of such shareholders, reduce the consideration that the holders of the capital stock of Westford Group shall be entitled to receive upon the Effective Time pursuant to Section 2.01 hereof.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

BANCINSURANCE CORPORATION                       WESTFORD GROUP, INC.


By: /s/ Si Sokol                                By: /s/ Si Sokol
   -----------------------------                   -----------------------------

Title: Chairman                                 Title: President
      --------------------------                      --------------------------


BANCINSURANCE ACQUISITIONS, INC.


By: /s/ Si Sokol
   -----------------------------

Title: President
      --------------------------